ARTICLES OF AMENDMENT
                                                        TO
                                            CERTIFICATE OF DESIGNATION


         Dempsey K. Mork certifies that he is the Secretary of Development Bancorp, Ltd., a Washington corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Corporation's Articles of Incorporation, as amended, and Section 23B.06.020 of the Washington Business Corporation Act, the Board of Directors of the Corporation duly adopted the following resolutions on December 30, 1995; that none of the Series B Convertible Preferred Stock has been issued as of that date; and that the following sets forth a correction of the Certificate of Designation for the Series B Convertible Preferred Stock. Shareholder action was not required.

         1. Creation and Designation of Series B Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of 110,000 shares and designated as the Series B Convertible Preferred Stock, having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

         2. Dividend Provisions. The holders of shares of Series B Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, dividends at the same time and on a parity with holders of common stock, as if on the date immediately prior to the record date for such dividend, the Series B Convertible Preferred Stock had been converted into common stock at the Conversion Rate. Each share of Series B Convertible Preferred Stock shall rank on a parity with each other share of Series B Convertible Preferred Stock with respect to dividends.

         3. Redemption Provisions. Except as otherwise expressly provided or required by law, the Series B Convertible Preferred Stock shall not be redeemable.

         4. Liquidation Provisions. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Convertible Preferred Stock shall be entitled to receive from the assets of the Corporation such amount in cash or other property as received by holders of common stock, as if immediately prior to such distribution the Series B Convertible Preferred Stock had been converted into common stock at the Conversion Rate. Each share of Series B Convertible Preferred Stock shall rank on a parity with each other share of Series B Convertible Preferred Stock and each share of Series B Convertible Preferred Stock, with respect to the respective preferential amounts fixed for such series payable upon any distribution of assets by way of liquidation, dissolution, or winding up of the Corporation.




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         5.       Conversion Provisions.  The holders of shares of Series B
Convertible Preferred
Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a)      Right to Convert.

                           (1) On and after the day that the Market Price of the Corporation's Common Stock is no less than $4.50 per share, each share of Series B Convertible Preferred Stock shall be convertible at any time at the option of the holder into shares of common stock at a conversion rate ("Conversion Rate") equal to one share of Common Stock for each one share of Series B Preferred Stock. In effecting the conversion, the Corporation shall pay any cumulative dividends accrued and unpaid on the shares being converted in cash. For purposes of this Section 5(a)(1), Market Price shall be the closing bid price of the common stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing bid price in the over-the-counter market if other than NASDAQ, or, in the event the common stock is listed on a stock exchange, the fair market value per share shall be the closing price on the exchange, as reported in the Wall Street Journal, as averaged over the ten trading days immediately prior to the date of conversion.

                           (2) No fractional shares of common stock shall be issued upon conversion of the Series B Convertible Preferred Stock and any shares of Series B Convertible Preferred Stock surrendered for conversion which would otherwise result in a fractional share of common stock shall be rounded to the nearest whole share.

                  (b)      Adjustments to Conversion Rate.

                           (1) Reclassification, Exchange and Substitution. If the common stock issuable on conversion of the Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series B Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the common stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of
                                    conversion   of  the  Series  B  Convertible
                                    Preferred  Stock  immediately   before  that
                                    change.

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                           (2)      Reorganizations,  Mergers, Consolidations or
                                    Sale of Assets.  If at any time there  shall
                                    be   a   capital   reorganization   of   the
                                    Corporation's  common  stock  (other  than a
                                    subdivision,  combination,  reclassification
                                    or exchange of shares provided for elsewhere
                                    in  this   Section  (b)  or  merger  of  the
                                    Corporation into another corporation, or the
                                    sale  of the  Corporation's  properties  and
                                    assets as, or substantially  as, an entirety
                                    to any  other  person),  then,  as a part of
                                    such reorganization,  merger or sale, lawful
                                    provision  shall be made so that the holders
                                    of the Series B Convertible  Preferred Stock
                                    shall thereafter be entitled to receive upon
                                    conversion   of  the  Series  B  Convertible
                                    Preferred  Stock,  the  number  of shares of
                                    stock or other securities or property of the
                                    Corporation, or of the successor corporation
                                    resulting from such merger, to which holders
                                    of  the  common   stock   deliverable   upon
                                    conversion   of  the  Series  B  Convertible
                                    Preferred  Stock would have been entitled on
                                    such capital reorganization,  merger or sale
                                    if the Series B Convertible  Preferred Stock
                                    had been converted  immediately  before that
                                    capital  reorganization,  merger  or sale to
                                    the  end   that  the   provisions   of  this
                                    paragraph (b)(2) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series B Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

                  (c)      No Impairment.  The Corporation will not, by
                                            amendment of its

                           Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times
                           in good faith assist in the carrying out of all the
                            provision of this Section
                           5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B
                           Convertible Preferred Stock against impairment.

                  (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series B
                           Convertible Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Convertible
                           Preferred Stock effected thereby a certificate
                            setting forth such adjustment
                           or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Convertible Preferred
                           Stock, furnish or cause to be furnished to such
                            holder a like certificate

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                           setting forth (i) such adjustments and readjustments,
                           (ii) the Conversion  Rate at the time in effect,  and
                           (iii) the number of shares of common stock and the amount, if any, of other property which at the time
                           would  be  received  upon  the   conversion  of  such
                           holder's shares of Series B Convertible Preferred Stock.

                  (e) Notices of Record Date. In the event of the establishment by the
                           Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation
                           shall mail to each holder of Series B Convertible
                            Preferred Stock at least
                           twenty (20) days prior to the date specified therein,
                            a notice specifying the
                           date on which any such record is to be taken for the purpose of such di-vidend or distribution and the amount and character of such dividend or
                           distribution.

                  (f)      Reservation of Stock Issuable Upon Conversion.  The
                            Corporation shall
                           ---------------------------------------------
                           at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock such number of its shares of common stock as shall from time to time of the Series B
                           Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the
                           Corporation will take such corporate action as may,
                            in the opinion of its
                           counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

                  (g) Notices. Any notices required by the provisions of this Paragraph (e) to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

         6.       Registration Rights.

                           Piggyback Rights. The holders of shares of Series B Convertible Preferred Stock shall have the following registration rights: (a) If, at any time until December 31, 1997 should the Company propose to register any of its securities under the Securities Act of 1933 (the "Act") on Form S-1, S-2 or S-3, their successor forms, or any other form under the Act under which the shares of Common Stock underlying the Series B Convertible Preferred

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                           Stock (the "Registrable  Securities") are eligible to
                           be registered (either on its behalf or on behalf of any selling shareholders) the Company shall include the Registrable Securities in one such registration
                           statement,   at  the   Company's   cost  and  expense
                           (excluding the costs of legal counsel to the holders of the Registrable Securities); provided, however, that if, in the opinion of the Company's managing underwriter, if any, for such offering, the inclusion of the Registrable Securities when added to the securities being registered by the Company or any
                           selling  shareholder(s),   will  exceed  the  maximum
                           amount of the Company's securities which can be marketed (i) at a price reasonable related to their then current market value; or (ii) without otherwise
                           materially   and   adversely   affecting  the  entire
                           offering, then the Company may exclude from such offering all or any portion of the Registrable Securities requested to be so registered; provided, further, if such registration statement includes securities of selling shareholder(s), the aggregate number of the Registrable Securities to be included in such registration statement shall equal the number which shall equal the number which bears the same ratio to the maximum number of securities that he underwriter believes may be included for all selling shareholders as the original number of Registrable Securities proposed to be sold by the holders thereof bears to the total original number of securities
                           proposed   to  be  offered   by  the  other   selling
                           shareholders.

                           (b) Demand Registration. The Company agrees to file a registration statement under the Act on demand of the holders of the Registrable Securities made at any time until December 31, 1997, at the sole cost and expense of the holders of the Registrable Securities.

         7. Voting Provisions. Except as otherwise provided by law, the holders of Series B
Convertible Preferred Stock shall have the right to vote as a class with the holders of common stock.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to Certificate of Designation of Series B Convertible Preferred Stock to be duly executed by its Secretary, on September 30, 1996 as of December 30, 1996.




                                                     Dempsey K. Mork

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